EXHIBIT 99.1

Press Release

Las Vegas Sands Announces Passing of Company Founder and Industry-Changing Entrepreneur Sheldon G. Adelson

LAS VEGAS, January 12, 2021 – Las Vegas Sands issued the following statement announcing the death of company Chairman and Chief Executive Officer Sheldon G. Adelson:

Our founder and visionary leader, Sheldon G. Adelson, passed away last night at the age of 87 from complications related to treatment for non-Hodgkin’s Lymphoma. Born to immigrant parents and raised in a poor section of Boston, Mr. Adelson went from a teenager selling newspapers on a street corner to becoming one of the world’s most successful entrepreneurs.

His achievements in the integrated resort and hospitality industry are well-documented. In Las Vegas, Macao and Singapore, Mr. Adelson’s vision for integrated resorts transformed the industry, changed the trajectory of the company he founded, and reimagined tourism in each of those markets. His impact on the industry will be everlasting.

Mr. Adelson was the first employee of Las Vegas Sands – “Team Member Number One” he liked to say. Today, more than 50,000 Sands team members have Dr. Adelson and the entire Adelson family in their thoughts and prayers and are grateful to have had their lives touched by a true force of nature.

When the pandemic disrupted daily routines and dramatically impacted his business, Mr. Adelson was adamant that our Team Members across the globe continue to receive full pay and health care benefits even while the buildings in which they worked were closed. There are countless additional untold stories of his warmth and generosity – efforts for which he never sought recognition or publicity and would only reply with a smile if asked about them.

While his business credentials – having started or been involved in more than 50 different enterprises - are unquestioned, his dedication to philanthropy and commitment to his family will truly be his legacy. He will be missed by people from all parts of the world who were touched by his generosity, kindness, intellect and wonderful sense of humor.

The Adelson family asks for privacy as they mourn Mr. Adelson’s passing. A funeral will be held in Israel, the birthplace of Dr. Miriam Adelson, with plans for a memorial service held in Las Vegas to be announced at a later date.

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About Las Vegas Sands Corp. (NYSE: LVS)

Las Vegas Sands is the world’s pre-eminent developer and operator of world-class Integrated Resorts. We deliver unrivaled economic benefits to the communities in which we operate.

LVS created the meetings, incentives, convention and exhibition (MICE)-based Integrated Resort. Our industry-leading Integrated Resorts provide substantial contributions to our host communities including growth in leisure and business tourism, sustained job creation and ongoing financial opportunities for local small and medium-sized businesses.

Our properties include The Venetian Resort and Sands Expo in Las Vegas and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., we have developed the largest portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of serving people, planet and communities. We deliver a great working environment for 50,000 team members worldwide and drive social impact through the Sands Cares charitable giving.

Contacts:

Investment Community:
Daniel Briggs
(702) 414-1221

Media:
Ron Reese
(702) 414-3607